Execution Copy
CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, amended and restated, modified or otherwise supplemented from time to time, this “Agreement”) is entered into as of May 9, 2011, by and between PLANTRONICS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

SECTION 1.1.    DEFINITIONS. As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following terms shall have the following meanings:

“AAA” has the meaning ascribed thereto in Section 8.11(b) hereof.

“Acquired Business” means the entity or assets acquired by Borrower in an Acquisition, whether before or after the date of this Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of more than 50% of the capital stock, partnership interests, membership interests or equity of any Person, or (c) a merger or consolidation or any other combination with another Person provided that Borrower is the surviving entity.

“Attributable Debt” means, as of any date of determination, in respect of any lease of any Person required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Code” means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, San Francisco, California.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings from either S&P or Moody's; (c) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers' acceptances maturing within twelve months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by: (i) the Bank; or (ii) any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; or (iii) any commercial bank organized under the laws of a country outside the United States having combined capital and surplus of not less than $250,000,000; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of Bank or any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A‑1 or the equivalent thereof by S&P or at least P‑1 or the equivalent thereof by Moody's, and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

“Closing Date” has the meaning ascribed thereto in Section 4.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, at any time any determination thereof is to be made, Bank's obligation to make advances to Borrower under the Line of Credit; all in an aggregate principal amount at any one time outstanding not to exceed One Hundred Million Dollars ($100,000,000.00), as such amount may be adjusted from time to time in accordance with this Agreement (including, without limitation, Section 2.5 hereof).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Domestic Subsidiary” of a Person means any Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

“EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of: (a) the net income (or net loss) for such period; plus (b) all amounts treated as expenses for such period for depreciation, interest and amortization (including, without limitation, the amortization of intangibles of any kind), but in each case only to the extent included in the determination of such net income (or net loss); plus (c) all charges for foreign, federal, state and local taxes for such period on or measured by income, but in each case only to the extent included in the determination of such net income (or net loss); plus (d) all non-cash expenses or charges for stock compensation for directors, officers, employees and consultants for such period, but in each case only to the extent included in the determination of such net income (or net loss) and to the extent such non-cash expenses or charges are not reserved for cash charges to be taken in the future; provided that net income (or net loss) shall be computed for all of the foregoing purposes without giving effect to extraordinary gains or extraordinary losses.

“EBITDA Coverage Ratio” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, (x) EBITDA for such period divided by (y) the aggregate of total interest expense for such period plus the prior period current maturity of long-term debt for such period and the prior period current maturity of subordinated debt for such period.

“Eligible Line of Business” means any business engaged primarily in primarily engaged in the telecommunications business, including without limitation, communications accessories for the business or consumer markets and specialty telephone products.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event (as defined in ERISA) with respect to a Pension Plan; (b) the incurrence by Borrower or an ERISA Affiliate of any liability with respect to a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning ascribed thereto in Section 7.1 hereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one hundredth of 1.00%) charged to Bank on such day on such transactions as determined by Bank.

“Foreign Subsidiary” of a Person means a Subsidiary of such Person that (a) is organized under the laws of a country (or political subdivision thereof) other than the United States (or any state thereof) and (b) holds all or substantially all of its assets outside of the United States. Unless otherwise specified, all references herein to a “Foreign Subsidiary” or to “Foreign Subsidiaries” shall refer to a Foreign Subsidiary or Foreign Subsidiaries of Borrower.

“Funded Debt” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (without duplication): (a) the outstanding principal amount of all obligations, whether current or long term, for borrowed money (including obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; plus (b) all purchase money Indebtedness; plus (c) all direct obligations arising under letters of credit (whether standby or commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments; plus (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); plus (e) all Attributable Debt; plus (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) of this definition of Persons other than Borrower or any Subsidiary thereof; plus (g) all Indebtedness of the types referred to in clauses (a) through (f) of this definition of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non recourse to Borrower or such Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances and consistently applied; provided that for purposes of determining Attributable Debt and Capital Lease Obligations, such determinations shall be made based on such generally accepted accounting principles in effect on the date of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantees” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means, collectively, each Person who is required pursuant to the terms hereof to be a guarantor of the payment and performance of all Indebtedness and other obligations of Borrower to Bank.

“Guaranty” means a Continuing Guaranty in substantially the form of Exhibit A hereto.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors (or similar governing body if such Person is not a corporation) of such Person or as to which such approval has been withdrawn.

“Immaterial Subsidiary” of a Person means a Subsidiary of such Person so long as (i) the total assets of such Subsidiary represent not more than two percent (2%) of the consolidated assets of such Person and (ii) the total revenue of such Subsidiary represents not more than two percent (2%) of the consolidated revenue of such Person.

“Indebtedness” means, for any Person (without duplication), (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all obligations for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iii) all obligations of a type described in clauses (i), (ii), (iv), (v), (vi) and (vii) of this definition secured by any Lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations, contingent or otherwise, of such Person on or with respect to letters of credit, banker's acceptances and other evidences of indebtedness representing extensions of credit whether or not representing obligations for borrowed money, (vi) all Guarantees of obligations described in clauses (i) through (v) and (vii) of this definition, and (vii) the net liability of such Person on or with respect to Swap Contracts.

“Indemnified Party” has the meaning ascribed thereto in Section 8.3(b) hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement in the nature of a security interest, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Line of Credit” has the meaning ascribed thereto in Section 2.1(a) hereof.

“Line of Credit Note” has the meaning ascribed thereto in Section 2.1(a) hereof.

“Loan Documents” means this Agreement, the Line of Credit Note and each contract, instrument and other document required hereby or at any time hereafter delivered by Borrower or any Subsidiary to Bank in connection herewith.

“Market Value” means, in respect of any Marketable Securities, the fair market value thereof. The fair market value of any Marketable Securities shall be determined on the basis of the published bid price thereof, or, if there shall be no such published bid price on the basis of the last sale price thereof (if such investment is traded on a recognized market) or, if no such publication or market exists, on the basis of quotations or last sale prices of securities or instruments substantially similar to the relevant Marketable Securities, which substantially similar securities or instruments are quoted or traded on a recognized market or, if there are no such substantially similar securities, on such basis as Bank shall reasonably deem appropriate in the circumstances.

“Marketable Securities” means (i) investments in direct obligations of the United States or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States or of any agency of the United States, (ii) investments in commercial paper rated at least P-1 by Moody's or at least A-1 by S&P, (iii) investments in certificates of deposit, Eurodollar deposits or bankers' acceptances issued by any United States domestic commercial bank having capital and surplus of not less than $100,000,000 or any branch of a foreign bank licensed by a state or the federal government of the United States and having capital and surplus in such branch of not less than $100,000,000 (provided that certificates of deposit not in excess of $500,000 in the aggregate may be invested in banks with capital of less than $100,000,000 but at least $50,000,000), (iv) investments in corporate debt securities which are rated in one of the three highest long term rating categories (without regard to gradations within a rating category) or in the highest short term rating category by Moody's or S&P (without regard to gradations within such rating category), (v) repurchase agreements secured by obligations described in clause (i) of this definition, (vi) equity securities conforming to Borrower's investment guidelines and practices which are listed on a national securities exchange registered under Section 6 of the Securities and Exchange Act of 1934, as amended, or quoted on the National Association of Securities Dealers' automated interdealer quotation national market system, (vii) investments in mutual funds (including, without limitation, money market funds and index funds) registered under the Investment Company Act of 1940, as amended, provided that the portfolio of any such mutual fund is limited to obligations described in clauses (i) through (vi) of this definition, (viii) collateralized mortgage obligations which are rated in the highest short term rating category (without regard to gradations within such rating category) or in one of the three highest long term rating categories by Moody's or S&P (without regard to gradations within such rating category) or (ix) any other investments approved in writing by Bank.

“Material Adverse Effect” or “Material Adverse Change” means any of the following: (a) a material adverse change in or a material adverse effect upon (in either case, irrespective of whether occurring as a result of a specific event or circumstance or otherwise) the business, condition (financial or otherwise), operations, performance or properties of either: (i) Borrower; or (ii) Borrower and its Subsidiaries, taken as a whole; (b) a material impairment (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) of the ability of either Borrower or Borrower and its Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect (irrespective of whether occurring as a result of a specific event or circumstance or otherwise) upon: (i) the legality, validity, binding effect or enforceability of any Loan Document against either: (A) Borrower; or (B) Borrower and its Subsidiaries, taken as a whole; or (ii) the rights and remedies of Bank under or in respect of any Loan Document.

“Moody's” means Moody's Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or during the preceding five plan years, has made or been obligated to make contributions.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)    the Acquired Business is in an Eligible Line of Business;

(b)    the Acquisition shall not be a Hostile Acquisition;

(c)    the aggregate Total Consideration paid by Borrower, Borrower's Subsidiaries and Borrower's affiliates for the Acquired Business, when taken together with the aggregate Total Consideration for all Acquired Businesses acquired after the Closing Date paid by such Persons, shall not exceed Fifty Million Dollars ($50,000,000) in the aggregate;

(d)    Borrower shall have notified Bank not less than 30 days prior to the consummation of any such Acquisition and furnished to Bank such details as to such Acquisition (including sources and uses of funds therefor) as Bank reasonably requests, and 3‑year historical financial information and 3‑year pro forma financial forecasts of the Acquired Business on a stand alone basis as well as of Borrower on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to Bank demonstrating satisfaction of the condition described in clause (e) below;

(e)    after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 5.9 hereof on a pro forma basis as if such Acquisition had occurred on the first day of the most recent fiscal quarter of Borrower for which financial statements have been delivered under Section 5.3 hereof; and

(f)    the Acquisition shall have been approved by Borrower's board of directors and (if necessary) shareholders, and all necessary material legal and regulatory approvals with respect to the Acquisition shall have been obtained.

“Permitted Lien” means:

(a)    any Lien for tax liabilities, assessments and governmental charges or levies not yet due or to the extent that non payment thereof is permitted by Section 5.7 hereof; provided that no notice of lien has been filed or recorded under the Code;

(b)    any landlord's, grower's, supplier's, producer's, carrier's, warehouseman's, mechanic's, materialman's, repairman's or other like Lien arising in the ordinary course of business that is not overdue for a period of more than thirty days or that is being contested in good faith and by appropriate proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any, in accordance with GAAP are set aside on the financial statements of the applicable Person;

(c)    any Lien arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not materially interfere with the ordinary use or occupancy of the real property subject thereto or with the ordinary conduct of the business of Borrower;

(d)    any Liens arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(e)    any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 7.1(f) hereof or securing an appeal or other surety bond related to any such judgment;

(f)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (including letters of credit issued in favor of the issuer of any such bond) incurred in the ordinary course of Borrower's business;

(g)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of Borrower or its Subsidiaries or materially detract from the value of the relevant assets of Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(h)    deposits as security for contested taxes or contested import or custom duties to the extent that non payment of such taxes or duties is permitted by Section 5.7 hereof;

(i)    Liens securing Indebtedness permitted under Sections 6.4(c)(i) and 6.4(d) hereof; provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any additions, accessions or improvements thereto, and proceeds and products thereof, and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such property at the time of purchase, repair, improvement or lease (as applicable);

(j)    Liens on property of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that, (i) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) such Liens are applicable only to specific property, (iii) such Liens are not “blanket” or all asset Liens, (iv) such Liens do not attach to any other property of Borrower or any of its Subsidiaries and (v) if such Liens secured Indebtedness, the Indebtedness secured by such Liens is permitted under Section 6.4 of this Agreement;

(k)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of Borrower or any Subsidiary thereof; and

(l)    Liens with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clause (d) of the definition thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, Borrower or any ERISA Affiliate for the benefit of any current or former employees of Borrower or any ERISA Affiliate and with respect to which Borrower or any ERISA Affiliate has or may have any liability or obligation, in each case for which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Rules” has the meaning ascribed thereto in Section 8.11(b) hereof.

“S&P” means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, total return swaps, credit derivative transactions, forward rate transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, (a) no phantom stock or similar plan providing for payments only on account of services provided by, and no stock option or stock compensation plan providing for grants to, current or former directors, officers, employees or consultants of Borrower or its Subsidiaries, (b) no issuance by Borrower of warrants or options entitling third parties to purchase Borrower's common stock (or, at Borrower's option, to receive cash in lieu thereof), and (c) no share repurchase program entered into by Borrower and any third party pursuant to which Borrower repurchases shares of Borrower's capital stock from such third party, shall be deemed a Swap Contract.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with such Acquisition, (b) Indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with such Acquisition, (d) the amount of contingent consideration or transaction costs related to such Acquisition, to the extent required to be expensed by ASC 805, (e) the present value of future payments which are required to be made over a period of time and are not contingent upon Borrower meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Federal Funds Rate in effect on the date of such Acquisition), but only to the extent not included in clause (a), (b), (c) or (d) above, and (f) the amount of Indebtedness assumed in connection with such Acquisition.

“United States” and “U.S.” mean the United States of America.

SECTION 1.2.    INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) terms used in this Agreement include, as appropriate, all genders and the plural as well as the singular; (b) references to this Agreement include any and all Exhibits and Schedules hereto; (c) references to words such as “herein,” “hereof” and the like shall refer to this Agreement as a whole and not to any particular part or Section herein; (d) any defined term which relates to a document referenced in this Agreement shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions in effect through the date of this Agreement but shall not include within its definition any renewals, restatements, extensions, supplements or substitutions after the date of this Agreement not entered into in accordance with the terms hereof; (e) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; (f) any defined term which relates to a Person shall include within its definition the successors and permitted assigns of such Person; and (g) the Recitals hereto, including terms defined therein, are incorporated hereby by reference and acknowledged to be true, correct and accurate by the parties hereto. If at any time any change in GAAP would affect the computation of any financial ratio, financial covenant or other requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended: (i) such financial ratio, financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested setting forth a reconciliation between calculations of such financial ratio, financial covenant or other requirement made before and after giving effect to such change in GAAP.

ARTICLE II
CREDIT TERMS

SECTION 2.1.    LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 9, 2014, in an aggregate outstanding amount not to exceed at any time the Commitment (the “Line of Credit”), the proceeds of which shall be used to finance stock repurchases (including through open market purchases, privately negotiated purchases, accelerated stock repurchase contracts, forward purchase contracts or similar derivative instruments, dutch auction tender offers or through a combination of any of the above) and for general corporate purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of May 9, 2011 (as amended, amended and restated, modified or otherwise supplemented from time to time, the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the aggregate principal amount of outstanding borrowings under the Line of Credit shall not at any time exceed the Commitment.

SECTION 2.2.    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)    Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed, when interest is determined based on LIBOR for a Fixed Rate Term or the Daily One Month LIBOR Rate (each as defined in the Line of Credit Note), or a 365-day year, actual days elapsed, when interest is determined based on the Prime Rate (as defined in the Line of Credit Note). Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)    Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-fifth percent (0.20%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit (giving effect to any increases to the maximum principal amount available under the Line of Credit pursuant to Section 2.5 hereof), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears (i) on July 1, 2011 for the period from the Closing Date to and including June 30, 2011 and (ii) on October 1, 2011 and each January 1, April 1, July 1 and October 1 occurring thereafter, in each case, for the quarterly period ending on the day immediately preceding such date.

SECTION 2.3.    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower's deposit account number 4375659612 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.4.    GUARANTIES. The payment and performance of all Indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by each present and future Subsidiary of Borrower (other than Foreign Subsidiaries and Immaterial Subsidiaries; provided that Borrower agrees that (i) the aggregate assets of Immaterial Subsidiaries that are not Guarantors shall at no time exceed five percent (5%) of the total consolidated assets of Borrower and (ii) the aggregate revenue of Immaterial Subsidiaries that are not Guarantors shall at no time exceed five percent (5%) of the total consolidated revenue of Borrower), with such guaranty obligations evidenced by and subject to the terms of a Guaranty.

SECTION 2.5.    INCREASE IN LINE OF CREDIT AMOUNT.

(a)    Increase in Line of Credit Amount. So long as no Default has occurred and is continuing or would result therefrom, and no Material Adverse Change has occurred, upon notice to Bank, at any time after the Closing Date but prior to January 31, 2014, Borrower may request one or more increases to the Commitment; provided that: (i) after giving effect to any such addition, the aggregate amount of increases of the maximum principal balance available under the Line of Credit that have been added pursuant to this Section 2.5 shall not exceed One Hundred Million Dollars ($100,000,000.00); (ii) any such addition shall be in an aggregate amount of Ten Million Dollars ($10,000,000.00) or any whole multiple of Ten Million Dollars ($10,000,000.00) in excess thereof; and (iii) the granting of any such increase shall be at Bank's sole discretion and subject to such additional terms and conditions as Bank shall require in its sole discretion.

(b)    Certain Provisions Regarding Increase in Line of Credit Amount. If any increase to the maximum principal balance available under the Line of Credit is added in accordance with this Section 2.5, Bank and Borrower shall determine the effective date (the “Availability Increase Effective Date”) of such addition and the amount of such increase to the maximum principal balance available under the Line of Credit. As conditions precedent to such addition: (i) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct on and as of the Availability Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct as of such earlier date, and except that, for purposes of this Section 2.5(b), the representations and warranties contained in Section 3.5 hereof shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.3 hereof; (ii) no Default shall exist immediately before or immediately after giving effect to such addition; (iii) Borrower, Borrower's Subsidiaries and Bank shall have entered into such documents as Bank shall require in its reasonable discretion, including, without limitation, a modification to the Line of Credit Note, and Borrower shall have complied with all of the conditions precedent to the effectiveness of such addition as provided in such documents (including any requirement to pay fees and expenses to Bank); and (iv) Borrower shall have delivered to Bank a certificate dated as of the Availability Increase Effective Date signed by the president or chief financial officer of Borrower, certifying as to the truth, accuracy and correctness of the matters set forth in the immediately preceding clauses (i) and (ii).

(c)    Conflicts with Other Provisions. The Loan Documents may be amended by Bank, if necessary, to provide for terms applicable to each increase to the maximum principal balance available under the Line of Credit.

SECTION 2.6.    TERMINATION OF COMMITMENT. Borrower may, upon notice to Bank, terminate the Commitment; provided that: (a) any such notice (which notice, once given, shall be irrevocable) shall be received by Bank not later than 11:00 a.m. three Business Days prior to the date of termination or reduction; and (b) Borrower shall not terminate the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, there would be any outstanding advances under the Line of Credit. All accrued and unpaid interest and fees under this Agreement and the other Loan Documents, and the outstanding principal balance of the Line of Credit, shall be due and payable on the effective date of such termination.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement (other than inchoate indemnity obligations).

SECTION 3.1.    LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect.

SECTION 3.2.    AUTHORIZATION AND VALIDITY. Each Loan Document to which it is a party has been duly authorized by Borrower or the Guarantors, as applicable, and upon its execution and delivery in accordance with the provisions hereof will constitute the legal, valid and binding agreement and obligation of Borrower or the party which executes the same, enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or Bylaws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except in each case for any such violation, contravention, breach or default that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4.    LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority which could have a Material Adverse Effect other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 3.5.    CORRECTNESS OF FINANCIAL STATEMENTS. The financial statements of Borrower for the fiscal year ended April 3, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of such date and the consolidated results of their operations for the period then ended, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no Material Adverse Change, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or Permitted Liens.

SECTION 3.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, except any such assessments or adjustments (a) that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which such Person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP, or (b) that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 3.8.    PERMITS, FRANCHISES. Borrower possesses all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to so possess could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA with respect to its Plans; Borrower has not violated any provision of any Plan where such violation could reasonably be expected to have a Material Adverse Effect; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.10.    OTHER OBLIGATIONS. Borrower is not in default on obligations for borrowed money, purchase money obligations or other material leases, commitments, contracts, instruments or obligations, in an aggregate amount of Five Million Dollars ($5,000,000.00) or more.

SECTION 3.11.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 3.12.    SUBSIDIARIES. As of the date of this Agreement, the only Subsidiary of Borrower that is not a Foreign Subsidiary or an Immaterial Subsidiary is Frederick Electronics Corporation, a Maryland corporation.

ARTICLE IV
CONDITIONS

SECTION 4.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions (the first date on which all of the conditions precedent in this Section 4.1 are satisfied (or waived in accordance with Section 8.1 hereof) is referred to herein as the “Closing Date”):

(a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)    This Agreement.
(ii)    The Line of Credit Note.
(iii)    A Continuing Guaranty from each Guarantor in existence as of the Closing Date.
(iv)    Certificates of Incumbency for Borrower and each Guarantor in existence as of the Closing Date.
(v)    Certified copies of resolutions of the governing body of Borrower and each Guarantor in existence as of the Closing Date, in each case authorizing the transactions contemplated hereby.
(vi)    Such other documents as Bank may require under any other Section of this Agreement.

(c)    Financial Condition. There shall have been no Material Adverse Change, as determined by Bank, nor any material decline, as determined by Bank, in a substantial or material portion of the assets of Borrower or any Guarantor.

SECTION 4.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto (except to the extent such representations and warranties specifically relate to an earlier date in which case they shall be true as of such earlier date), with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Event of Default shall have occurred and be continuing or shall exist.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (other than inchoate indemnity obligations) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto (other than inchoate indemnity obligations), Borrower shall, unless Bank otherwise consents in writing:

SECTION 5.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 5.2.    ACCOUNTING RECORDS. Maintain adequate books and records to enable the preparation of financial statements in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable notice, to inspect, audit and examine such financial books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 5.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

(a)    not later than one hundred twenty (120) days after and as of the end of each fiscal year of Borrower, the consolidated balance sheet and related statements of income, cash flows and shareholders' equity of Borrower and its Subsidiaries prepared in accordance with GAAP together with an audit report with respect thereto by Borrower's independent certified public accountants;

(b)    not later than forty-five (45) days after and as of the end of each fiscal quarter of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statement of income and consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter prepared in accordance with GAAP (subject to year-end adjustments and the absence of footnotes);

(c)    contemporaneously with the delivery by Borrower to Bank of each annual and quarterly financial statements of Borrower required hereby, a certificate of the president or chief financial officer of Borrower, stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action that Borrower is taking or proposes to take with respect thereto, and demonstrating compliance with each of the financial condition covenants set forth in Section 5.9 hereof; and

(d)    from time to time such other information as Bank may reasonably request.

To the extent any financial statements required by Section 5.3(a) or Section 5.3(b) are included in an Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, such financial statements shall be deemed to have been provided to Bank hereunder in form and detail satisfactory to Bank.

SECTION 5.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any
Governmental Authority applicable to Borrower and/or its business, except where the failure to so preserve, maintain or comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect. Notwithstanding the foregoing, Borrower may self-insure against hazards and risks with respect to which, and in such amounts, as Borrower in good faith determines prudent and consistent with sound financial practice and as are customary for companies engaged in similar businesses.

SECTION 5.6.    FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 5.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all material Indebtedness, obligations, assessments and taxes owing by Borrower, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 5.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or, to Borrower's knowledge, threatened against Borrower with a claim in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00).

SECTION 5.9.    FINANCIAL CONDITION. Maintain Borrower's and its Subsidiaries' financial condition as follows using GAAP, with compliance determined commencing with Borrower's financial statements for the period ending June 30, 2011:

(a)    Funded Debt to EBITDA not greater than 2.50 to 1.00 as of each fiscal quarter end, determined on a rolling 4-quarter basis.

(b)    EBITDA Coverage Ratio not less than 3.00 to 1.00 as of each fiscal quarter end, determined on a rolling 4-quarter basis.

(c)    The sum of (without duplication) (i) unrestricted cash of Borrower and its Subsidiaries plus (ii) Cash Equivalents of Borrower and its Subsidiaries plus (iii) the Market Value of Marketable Securities of Borrower and its Subsidiaries plus (iv) availability under the Line of Credit, not less than Two Hundred Million Dollars ($200,000,000.00) as of each fiscal quarter end.

SECTION 5.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name of Borrower; (c) the occurrence and nature of any ERISA Event; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of Five Million Dollars ($5,000,000.00).

SECTION 5.11.    DEPOSIT RELATIONSHIP. Borrower shall transition its and its Domestic Subsidiaries' primary depository and cash management accounts to Bank such that by April 30, 2013 such Persons will maintain their primary depository and cash management accounts with Bank. Such services may include deposit accounts, cash management services, trust services, treasury services or other financial services acceptable to Borrower and Bank. The financial services that Bank offers to Borrower and its Domestic Subsidiaries shall be offered on a basis competitive with the commercial banking marketplace.

SECTION 5.12.    SUBSIDIARY GUARANTIES. Promptly, and in any event within thirty (30) days after the formation or acquisition of a new Subsidiary, or any event or occurrence resulting in an Immaterial Subsidiary or Foreign Subsidiary no longer being an Immaterial Subsidiary or Foreign Subsidiary, to the extent required by Section 2.4 hereof, (i) cause such new Subsidiary or former Immaterial Subsidiary or Foreign Subsidiary to execute and deliver a Guaranty in accordance with Section 2.4 hereof; and (ii) execute and deliver, and cause such Subsidiary to execute and deliver, any other documents requested by Bank to confirm the guaranty by such Subsidiary of Borrower's obligations hereunder. Any Subsidiary executing a Guaranty after the date of this Agreement, shall for all purposes hereunder be deemed a “Guarantor” from and after the date that such Subsidiary executes such Guaranty.

ARTICLE VI
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (other than inchoate indemnity obligations) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto (other than inchoate indemnity obligations), Borrower will not without Bank's prior written consent:

SECTION 6.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.

SECTION 6.2.    CAPITAL EXPENDITURES. Make any additional investment in fixed assets (a) in Borrower's fiscal year ending March 31,2012 in excess of an aggregate of Thirty Million Dollars ($30,000,000.00), (b) in Borrower's fiscal year ending March 30, 2013 in excess of an aggregate of Thirty-Five Million Dollars ($35,000,000.00), or (c) in any fiscal year ending after March 30, 2013 in excess of an aggregate of Forty Million Dollars ($40,000,000.00); provided that the foregoing shall not apply to (x) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss or (y) leasehold improvement expenditures for which Borrower is reimbursed promptly by the related lessor.

SECTION 6.3.    INTENTIONALLY OMITTED.

SECTION 6.4.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:

(a)    the liabilities of Borrower to Bank;

(b)    any other Indebtedness of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof, and any refinancings, refundings, renewals or extensions thereof; provided that: (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Borrower or Bank than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)    (i) purchase money Indebtedness of Borrower and its Subsidiaries and (ii) Indebtedness of Borrower and its Subsidiaries represented by trade letters of credit incurred in the ordinary course of business, which are to be repaid in full not more than one year after which such Indebtedness is originally incurred, to finance the purchase of goods by Borrower or a Subsidiary of Borrower, such that the aggregate principal amount at any time outstanding under this subsection 6.4(c) does not exceed Five Million Dollars ($5,000,000.00);

(d)    Capital Lease Obligations of Borrower and its Subsidiaries in an aggregate principal amount (determined in accordance with GAAP) not to exceed Five Million Dollars ($5,000,000.00) at any time outstanding under this subsection 6.4(d);

(e)    Swap Contracts solely to the extent such Swap Contracts are (or were) entered into in the ordinary course of business consistent with prior practices;

(f)    Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards and purchase cards (including so called “procurement cards” or “P-cards”) in each case to the extent incurred in the ordinary course of business; and

(g)    unsecured Indebtedness not otherwise permitted under subsections (a) through (f) inclusive of this Section 6.4 in an aggregate outstanding principal amount not to exceed at any time Ten Million Dollars ($10,000,000.00), but only to the extent the incurrence or maintenance of such Indebtedness would not otherwise result in an Event of Default.

SECTION 6.5.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity other than pursuant to a Permitted Acquisition or any Subsidiary of Borrower may merge with and into Borrower; acquire all or substantially all of the assets of any other entity other than pursuant to a Permitted Acquisition; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

SECTION 6.6.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other Person, except (a) any of the foregoing in favor of Bank, (b) as permitted by Section 6.4 hereof or Section 6.8 hereof, (c) indemnification obligations arising in the ordinary course of business, (d) performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, and (e) other Guarantees in an aggregate amount outstanding at any time not to exceed Five Million Dollars ($5,000,000.00).

SECTION 6.7.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any Person, except (a) any of the foregoing existing as of, and disclosed to Bank in writing prior to, the date hereof, (b) loans and advances to, and investments in, Borrower's Foreign Subsidiaries in an aggregate amount outstanding at any time not in excess of Ten Million Dollars ($10,000,000.00), (c) investments made pursuant to Permitted Acquisitions, (d) loans or advances to, or investments in, any Domestic Subsidiary of Borrower that is a Guarantor, (e) loans and advances to employees made in the ordinary course of business not to exceed Three Million Dollars ($3,000,000.00) in the aggregate outstanding at any time, (f) investments received in satisfaction or partial satisfaction of amounts owed by financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and deposits, prepayments and other credits to suppliers made in the ordinary course of business of Borrower, (g) investments in Swap Contracts in the ordinary course of business and consistent with prior practices, (h) investments consisting of extensions of credit in the nature of prepaid royalties or expenses or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, or performance or similar deposits arising in the ordinary course of business, (i) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrower, in each case to the extent pursuant to a Permitted Acquisition, so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger, (k) investments in Cash Equivalents and Marketable Securities, and (k) other loans, advances or investments in an aggregate amount outstanding at any time not to exceed Ten Million Dollars ($10,000,000.00).

SECTION 6.8.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a Lien in or upon all or any portion of Borrower's assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (b) Permitted Liens, and (c) other Liens securing Indebtedness so long as the aggregate outstanding amount of Indebtedness secured by all such Liens does not at any time exceed Ten Million Dollars ($10,000,000.00).

SECTION 6.9.    TRANSACTIONS WITH AFFILIATES. Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any affiliate of Borrower or any of its Subsidiaries, except upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an affiliate of Borrower or such Subsidiary; provided that the foregoing shall not restrict (a) investments permitted by Section 6.7(e), (b) reasonable and customary fees paid to, and the reimbursement of reasonable out-of-pocket expenses incurred by (to the extent incurred in such person's capacity as a member of the board of directors or similar governing body), members of the board of directors (or similar governing body) of Borrower or its Subsidiaries; (c) compensation arrangements and benefit plans for directors, officers and other employees of Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business; (d) employment and severance agreements or arrangements entered into by Borrower or any Subsidiary in the ordinary course of business; and (e) transactions between or among Borrower or any Guarantor.

SECTION 6.10.    CHANGE IN BUSINESS. Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by Borrower and its Subsidiaries on the date hereof, except businesses that are similar, related or incidental thereto or logical extensions thereof or that are otherwise contemplated by it and that have been disclosed to Bank in writing prior to the date hereof.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    Borrower shall fail to pay (i) when and as required to be paid hereunder and under any other Loan Document, any amount of principal; (ii) within five (5) calendar days after the same becomes due, any interest, fees or other amount payable hereunder or under any other Loan Document.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any Subsidiary under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 7.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)    Any default in the payment or performance of one or more obligations, or any defined event of default under the terms of one or more contracts, instruments or documents (other than any of the Loan Documents), pursuant to which Borrower or any Subsidiary, or any combination of any of the foregoing, has incurred any Indebtedness to any Person, including Bank, whether direct or contingent, in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of Five Million Dollars ($5,000,000.00), the effect of which default or defined event of default is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity, or required to be prepaid or repurchased prior to the stated maturity thereof.

(e)    Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding.

(f)    There is entered against Borrower or any Subsidiary: (i) a final judgment or order for the payment of money in an aggregate amount exceeding Ten Million Dollars ($10,000,000.00) (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(g)    The dissolution or liquidation of Borrower or any Guarantor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Guarantor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Guarantor; provided that no Event of Default shall arise solely because of any dissolution or liquidation of any Guarantor into Borrower or any other Guarantor.

(h)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all Indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	PLANTRONICS, INC.
345 Encinal St.
Santa Cruz, CA 95060
Attention: Barbara Scherer, Chief Financial Officer

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
50 Ragsdale Drive, Suite 100
Monterey, CA 93940
Attention: Marci Davis, Plantronics Relationship Manager

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery or overnight courier, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or other electronic transmission, upon receipt.

SECTION 8.3.    COSTS AND EXPENSES; INDEMNIFICATION.

(a)    Costs, Expenses and Attorneys' Fees. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other Person.

(b)    Indemnification. Borrower agrees to indemnify and hold harmless Bank, its officers, directors, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which an Indemnified Party may incur or be subject to (or which may be claimed against an Indemnified Party by any Person) by reason of or in connection with the execution and delivery of and consummation and performance of the transactions contemplated by this Agreement, the Line of Credit Note or any other Loan Document; provided, however, that Borrower shall not be required to indemnify any Indemnified Party for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, any of the foregoing are caused by the willful misconduct or gross negligence of such Indemnified Party. Nothing in this Section 8.3 is intended to limit the obligations of Borrower to pay its obligations under this Agreement or the other Loan Documents. The provisions of this Section 8.3 shall survive the termination of this Agreement and the payment in full of the obligations of Borrower hereunder and under the other Loan Documents.

SECTION 8.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 8.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 8.11.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court's jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys' fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[Continues With Signatures On Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK,
PLANTRONICS, INC.		NATIONAL ASSOCIATION

By:		By:
Name:	Barbara V. Scherer	Name:	Marci S. Davis
Title:	Senior Vice President,	Title:	Vice President
Finance and Administration
and Chief Financial Officer

EXHIBIT A

FORM OF CONTINUING GUARANTY

TO:    WELLS FARGO BANK, NATIONAL ASSOCIATION

1.    GUARANTY; DEFINITIONS. In consideration of any credit or other financial accommodation heretofore, now or hereafter extended or made to PLANTRONICS, INC., a Delaware corporation (“Borrower”), by WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and for other valuable consideration, the undersigned [__________] (“Guarantor”), jointly and severally unconditionally guarantees and promises to pay to Bank, or order, on demand in lawful money of the United States of America and in immediately available funds, any and all Indebtedness of Borrower to Bank. The term “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable. This Guaranty is a guaranty of payment and not collection.

2.    SUCCESSIVE TRANSACTIONS; REVOCATION; OBLIGATION UNDER OTHER GUARANTIES. This is a continuing guaranty and all rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of Borrower to Bank, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, dissolution, liquidation or bankruptcy of Borrower or Guarantor or any other event or proceeding affecting Borrower or Guarantor. This Guaranty shall not apply to any new Indebtedness created after actual receipt by Bank of written notice of its revocation as to such new Indebtedness; provided however, that loans or advances made by Bank to Borrower after revocation under commitments existing prior to receipt by Bank of such revocation, and extensions, renewals or modifications, of any kind, of Indebtedness incurred by Borrower or committed by Bank prior to receipt by Bank of such revocation, shall not be considered new Indebtedness. Any such notice must be sent to Bank by registered U.S. mail, postage prepaid, addressed to its office at 50 Ragsdale Drive, Suite 100, Monterey, California 93940, or at such other address as Bank shall from time to time designate. Any payment by Guarantor shall not reduce Guarantor's maximum obligation hereunder unless written notice to that effect is actually received by Bank at or prior to the time of such payment. The obligations of Guarantor hereunder shall be in addition to any obligations of Guarantor under any other guaranties of any liabilities or obligations of Borrower or any other persons heretofore or hereafter given to Bank unless said other guaranties are expressly modified or revoked in writing; and this Guaranty shall not, unless expressly herein provided, affect or invalidate any such other guaranties.

3.    OBLIGATIONS JOINT AND SEVERAL; SEPARATE ACTIONS; WAIVER OF STATUTE OF LIMITATIONS; REINSTATEMENT OF LIABILITY. The obligations hereunder are joint and several and independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or any other person, or whether Borrower or any other person is joined in any such action or actions. Guarantor acknowledges that this Guaranty is absolute and unconditional, there are no conditions precedent to the effectiveness of this Guaranty, and this Guaranty is in full force and effect and is binding on Guarantor as of the date written below, regardless of whether Bank obtains collateral or any guaranties from others or takes any other action contemplated by Guarantor. Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability hereunder or the enforcement thereof, and Guarantor agrees that any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to Guarantor's liability hereunder. The liability of Guarantor hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent for any reason any amount at any time paid on account of any Indebtedness guaranteed hereby is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Bank in its sole discretion; provided however, that if Bank chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.

4.    AUTHORIZATIONS TO BANK. Guarantor authorizes Bank either before or after revocation hereof, without notice to or demand on Guarantor, and without affecting Guarantor's liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of this Guaranty or the Indebtedness or any portion thereof, and exchange, enforce, waive, subordinate or release any such security; (c) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust, as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or any other guarantors of the Indebtedness, or any portion thereof, or any other party thereto; and (e) apply payments received by Bank from Borrower to any Indebtedness of Borrower to Bank, in such order as Bank shall determine in its sole discretion, whether or not such Indebtedness is covered by this Guaranty, and Guarantor hereby waives any provision of law regarding application of payments which specifies otherwise. Bank may without notice assign this Guaranty in whole or in part. Upon Bank's request, Guarantor agrees to provide to Bank copies of Guarantor's financial statements.

5.    REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to Bank that: (a) this Guaranty is executed at Borrower's request; (b) Guarantor shall not, without Bank's prior written consent, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of all or a substantial or material part of Guarantor's assets other than in the ordinary course of Guarantor's business or to Borrower or another guarantor of Borrower's Indebtedness to Bank; (c) Bank has made no representation to Guarantor as to the creditworthiness of Borrower; and (d) Guarantor has established adequate means of obtaining from Borrower on a continuing basis financial and other information pertaining to Borrower's financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder, and Guarantor further agrees that Bank shall have no obligation to disclose to Guarantor any information or material about Borrower which is acquired by Bank in any manner.

6.    GUARANTOR'S WAIVERS.

(a)    Guarantor waives any right to require Bank to: (i) proceed against Borrower or any other person; (ii) marshal assets or proceed against or exhaust any security held from Borrower or any other person; (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from Borrower or any other person; (iv) take any other action or pursue any other remedy in Bank's power; or (v) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any obligations or evidences of indebtedness held by Bank as security for or which constitute in whole or in part the Indebtedness guaranteed hereunder, or in connection with the creation of new or additional Indebtedness.

(b)    Guarantor waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the Indebtedness of Borrower or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Borrower which is a corporation, partnership or other type of entity, or any defect in the formation of any such Borrower; (iv) the application by Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrower to, or intended or understood by, Bank or Guarantor; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against Borrower; (vi) any impairment of the value of any interest in any security for the Indebtedness or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (vii) any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; or (viii) any requirement that Bank give any notice of acceptance of this Guaranty. Until all Indebtedness shall have been paid in full (other than inchoate indemnity obligations), Guarantor shall not exercise any right of subrogation, and Guarantor waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. Guarantor further waives all rights and defenses Guarantor may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys Guarantor's rights of subrogation or Guarantor's rights to proceed against Borrower for reimbursement, or (B) any loss of rights Guarantor may suffer by reason of any rights, powers or remedies of Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Borrower's Indebtedness, whether by operation of Sections 726, 580a or 580d of the Code of Civil Procedure as from time to time amended, or otherwise, including any rights Guarantor may have to a Section 580a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness.

7.    BANK'S RIGHTS WITH RESPECT TO GUARANTOR'S PROPERTY IN BANK'S POSSESSION. In addition to all liens upon and rights of setoff against the monies, securities or other property of Guarantor given to Bank by law, Bank shall have a right of setoff against all monies, securities and other property of Guarantor now or hereafter in the possession of or on deposit with Bank, whether held in a general or special account or deposit or for safekeeping or otherwise, and every such right of setoff may be exercised without demand upon or notice to Guarantor. No right of setoff shall be deemed to have been waived by any act or conduct on the part of Bank, or by any neglect to exercise such right of setoff, or by any delay in so doing, and every right of setoff shall continue in full force and effect until such right of setoff is specifically waived or released by Bank in writing.

8.    SUBORDINATION. Any Indebtedness of Borrower now or hereafter held by Guarantor is hereby subordinated in right of payment to the Indebtedness of Borrower to Bank. Any notes or other instruments now or hereafter evidencing such Indebtedness of Borrower to Guarantor shall be marked with a legend that the same are subject to this Guaranty and, if Bank so requests, shall be delivered to Bank.

9.    REMEDIES; NO WAIVER. All rights, powers and remedies of Bank hereunder are cumulative. No delay, failure or discontinuance of Bank in exercising any right, power or remedy hereunder shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of this Guaranty, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.

10.    COSTS, EXPENSES AND ATTORNEYS' FEES. Guarantor shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with the enforcement of any of Bank's rights, powers or remedies and/or the collection of any amounts which become due to Bank under this Guaranty, and the prosecution or defense of any action in any way related to this Guaranty, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Guarantor or any other person or entity. All of the foregoing shall be paid by Guarantor with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or Bank's Prime Rate in effect from time to time.

11.    SUCCESSORS; ASSIGNMENT. This Guaranty shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Guarantor may not assign or transfer any of its interests or rights hereunder without Bank's prior written consent (other than pursuant to a merger of Guarantor with Borrower). Guarantor acknowledges that Bank has the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Indebtedness of Borrower to Bank and any obligations with respect thereto, including this Guaranty. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter acquires relating to Guarantor and/or this Guaranty, whether furnished by Borrower, Guarantor or otherwise. Guarantor further agrees that Bank may disclose such documents and information to Borrower.

12.    AMENDMENT. This Guaranty may be amended or modified only in writing signed by Bank and Guarantor.

13.    APPLICATION OF SINGULAR AND PLURAL. In all cases where there is but a single Borrower, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require; and when this Guaranty is executed by more than one Guarantor, the word “Guarantor” shall mean all or any one or more of them as the context requires.

14.    UNDERSTANDING WITH RESPECT TO WAIVERS; SEVERABILITY OF PROVISIONS. Guarantor warrants and agrees that each of the waivers set forth herein is made with Guarantor's full knowledge of its significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any waiver or other provision of this Guaranty shall be held to be prohibited by or invalid under applicable public policy or law, such waiver or other provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such waiver or other provision or any remaining provisions of this Guaranty.

15.    GOVERNING LAW. This Guaranty shall be governed by and construed in accordance with the laws of the State of California.

16.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise, in any way arising out of or relating to this Guaranty and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed this Guaranty or any other contract, instrument or document relating to any Indebtedness, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

(j)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court's jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys' fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.
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IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of [_____].

[_____]

By:
Name:
Title: